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                                                                    Exhibit 99.2


                               SUPERIOR GALLERIES

                             MODERATOR: SEAN COLLINS
                                JANUARY 24, 2005
                                   12:00 PM CT

Operator:                  Good morning. My name is (Marianne). And I will be
                           your conference facilitator today.

                           At this time I would like to welcome everyone to the Superior Galleries Quarterly Results and Strategic Overview conference call.

                           All lines have been placed on mute to prevent any background noise.

                           After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

                           Thank you. I would now like to turn the conference over to Sean Collins, Partner with CCG Investor Relations.

                  Mr. Collins, you may begin.

Sean Collins:              Thank you Operator. Good morning everyone or good
                           afternoon depending on where you're located in the country.

                           Welcome to Superior Galleries' conference call on Growth Strategies and Second Quarter Fiscal 2005 Financial Results.

                           The Operator said my name is Sean Collins, a Partner with CCG, the company's Investor Relations counsel.

                           In a moment you will hear and have the chance to ask questions of the company's CEO, Silvano DiGenova, and its Executive Vice President and Chief Financial Officer, Paul Biberkraut.

                           But before we begin I'd like to read the following statement in connection with this conference call.


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                           The company wishes to take advantage of the Safe
                           Harbor Provision of the Private Securities Litigation Reform Act of 1995 with respect to statements that maybe deemed to be forward-looking statements under the Act. Such forward-looking statements could include general or specific comments by company officials about future performance as well as certain responses to questions posed to the company's officials about future operating matters.

                           The company wishes to caution participants in this call that numerous factors could cause actual results to differ materially from any forward-looking statements made by the company.

                           These factors include Risk Factors set forth in the company's SEC filings. Any forward-looking statements made in this call speaks only as of the date of this call and the company undertakes no obligation to revise or update any forward-looking statements whether a result of new information, future results or otherwise.

                           So without further ado, it's my pleasure to introduce the CEO of Superior Galleries, Sil DiGenova.

Silvano DiGenova:          Thanks for joining us today. I'm Silvano DiGenova,
                           CEO of Superior Galleries, Inc.

                           We'd like to cover two major topics today, our financial results for the second quarter and six months of our Fiscal Year 2005, which ended December 31, 2004, and also some exciting strategic plans that we have for our upcoming quarters.

                           Superior Galleries is a long established leader in the very interesting and dynamic investing arena of rare coins. We feel that the overall marketplace positions our company very well for the growth initiatives that we're pursuing. We've got the experience, specialized knowledge, and vision necessary to take our company to a higher level of revenues and profitability.

                           New sales channels, new partnerships, and other growth initiatives are underway. And we're more excited about our company's potential than ever before.

                           In a few moments I'll provide you some contacts for our growth plans and then walk you through some of the details.

                           But first let me introduce our Executive VP and CFO, Paul Biberkraut, who'll update you on the financial results we made public this morning.


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         Paul.

Paul Biberkraut:           Good morning everyone. Let's start off by reviewing
                           the results of operations for the Second Quarter and six month of our 2005 Fiscal Year and follow on with key balance sheet components as of December 31, 2004.

                           It is worth pointing out that there is seasonality in our business and our second quarter ending in December is typically our slowest. So we are quite pleased to have achieved record results for our Fiscal 2005 Second Quarter and six months.

                           We are also pleased by some of the underlying improvements that I'll be covering, including a reduction in our cost of sales year-over-year and an improvement in our gross profit percentage as a percentage of revenue.

                           In the second quarter ended December 31, 2004, Superior Galleries reported record revenue of $8.4 million, an increase of $3.2 million or 63% from $5.2 million for the three months ended December 31, 2003. Our revenue increase was primarily due to continued strength of the rare coin market coupled with our ability to maintain a higher inventory levels.

                           Our net loss for the three months ended December 31, 2004, was $130,000 or 3 cents per share as compared to a loss of $479,000 or 11 cents per share for the three months ended December 31, 2003.

                           Our cost of sales for the three months ended
                           December, 2004, increased in dollar terms by $2.5 million to $6.8 million or (81.1%) of total revenue. This compares to a cost of sales of $4.2 million or 82.3% of total revenue for the prior year second quarter.

                           We'd like to note here that commission income has minimal cost of sales associated with it. And although the cost of sales percentage remains even year-over-year, the cost of sales as a percentage of revenue will typically vary from period to period based on our success in purchasing rare coins at advantageous prices.

                           Gross profit for the three months ended December 31, 2004, increased $704,000 to $1.6 million or 19.2% of total revenue. This compares to a gross profit of $912,000 for the prior year period, which was 17.7% of total revenue. Again our gross profit as a percentage of revenue will vary from period to period based on our success in purchasing rare coins at advantageous prices and the proportion of a commission income of our total revenue.


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                           Selling, general, and administrative expenses for the
                           three months ended December 31, 2004, increased in dollar terms to $1.6 million from $1.4 million a year ago but decreased year-over-year as a percentage of revenue.

                           Specifically selling, general, and administrative expenses represented 19.5% of total revenue for the three months ended December, 2004 as compared to 26.9% in the prior year's quarter. The increase in these expenses was primarily due to the hiring of new employees to enhance our operational infrastructure and in support of our growth plans.

                           Additionally we incurred higher commission and travel costs that resulted from higher wholesale sales.

                           Next I'll summarize the comparisons for the six month period ending December 31, 2004, and December 31, 2003.

                           Looking at the comparative six month periods of Fiscal 2005 versus Fiscal 2004, revenues grew $6.6 million or 60% year-over-year to $17.7 million. Cost of sales grew $5.1 million or 58% to $14 million. As a percentage of total revenues our cost of sales for the six months of Fiscal 2005 was 79.2% as compared to 80.1% in the prior year period.

                           Selling, general, and administrative expenses grew $800,000 or 30% year-over-year to $3.5 million. As a percentage of total revenues, selling, general, and administrative expenses ran 19.8% in the six months of Fiscal 2005 as compared with 24.4% in the prior year period.

                           Our six month net loss improved from $544,000 for the six months of Fiscal 2004, which was 14 cents per share, to a nominal $5,000 net loss or break-even for the six month of Fiscal 2005.

                           Turning to our cash flow and the impact on our balance sheet, our cash decreased $160,000 to $286,000 for the six months ended December 31, 2004 from 447 as of June 30, 2004. This decrease in cash was primarily due to the net cash used in our operating activities in the six months ended December 31, 2004, totaling $305,000. This use of cash reflects increases in our inventory of $654,000 and decreases in our accounts payable of $3.4 million.


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                           However, these items were offset by repayments of
                           auction and customer advances of $1.9 million and decreases in accounts receivables of $1.7 million. Other factors affecting our cash were the acquisition of $60,000 in fixed assets and net short term borrowing of $250,000.

                           We have implemented several initiatives that we believe will enable us to continue to grow and sustain profitability. We are in the process of significant upgrades to our website, with a particular emphasis on our e-commerce capabilities. And we are developing exciting new sales distribution channels.

                           To outline these and other growth initiatives, I will turn the call back to our Chairman and CEO, Silvano DiGenova.

         Sil.

Silvano DiGenova:          Hi again. I'd like to present the strategic direction
                           of Superior Galleries.

                           So first I'm going to provide some context for this, a brief description of Superior Galleries.

                           Superior Galleries is an auctioneer, dealer, and wholesaler of rare U.S. coins. The company was originally founded in 1930 and has been an institution in Beverly Hills serving the America's rich and famous since then.

                           We primarily deal in the higher end of the rare coin spectrum. However, we do handle items of all price ranges.

                           Our core business breaks down into five arenas, auctions, retail, wholesale, internet, and lending.

                           Let me talk first about the auction business, which is probably the most well-known and most well understood of these categories.

                           In the auction field what we do is source rare coins through our own inventory through consignments from dealers, the public, estates, really a wide range of sources. We bring these items in, we catalog them, we describe them, we promote them, and then they're sold at public auction to the highest bidder. We receive a commission for these consignments.

                           When we sell our own inventory we obviously realize the gains or the profit on that particular inventory.


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                           As most people know, the auction business has been
                           around for many, many years, and Superior is one of the leading players in that arena.

                           The second aspect of our business is the retail business. This piece of business involves buying of coins for our own account and then selling them to the retail public.

                           Sometimes we're a middle man or broker. And we make money each side of the transaction. And sometimes we are principals where we own the actual merchandise.

                           The third aspect of our business is the wholesale business. As in retail we purchase coins for our own account and market them to other wholesalers or retailers of coins.

                           And as in the previous case sometimes we're also just a broker where we hold the merchandise and make spread in between.

                           The fourth aspect and one of the most interesting is the internet. Our internet operations are just beginning to ramp up. This distribution channel ultimately includes our e-commerce activities on our website which we're greatly increasing, weekly auctions in partnership with E-Bay, strategic partnerships with Amazon.Com, Overstock.Com, and potentially other internet retailers.

                           All of our Live Auctions are currently featured on the website and on E-Bay as well.

                           The final aspect of our business is the lending business. We currently provide advances to our customers against auction consignments and to other dealers for their inventory that we also market through the various distribution channels that we have on our behalf.

                           Because the coin business is not quite as well recognized as some of the others we do - we are able to loan money at rather advantageous rates anywhere from 8% to 12%.

                           Now I'm going to discuss some of the financial benchmarks.

                           In Fiscal 2004 we did about $30 million in auction sales. We also did an additional $27 million in combined wholesale and retail sales. Of that portion $19 million was wholesale and $8 million was retail. And during that period our inventory ranged from about $5 to $7 million.


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                           I'm going to talk a little bit about the marketplace
                           because it's very significant within our business.

                           The universe of individuals who have coins is very large and varied. We get coins from all over the world from private parties, collection estates, divorce settlements, and other auctions as previously stated.

                           It's estimated that over 10 million Americans collect coins - seriously collect coins -- and that there's hundreds of millions of collectors worldwide. In fact in the most recently published U.S. Mint Report they stated that 130 million Americans have collected the new state quarters. This suggests that there's a very large potential market for future serious collectors.

                           We estimate the size of the marketplace in dollar terms to be in excess of $10 billion and growing. And here are some of the reasons for that growth and some of the advantages for rare coin ownership and collecting.

                           Number 1, there's no reporting requirements on rare coin transactions.

                           Number 2, coins have favorable tax treatment in a like-for-like exchange. For instance if you buy a portfolio of coins for $100,000 and it appreciates 100% to $200,000, you can trade that $200,000 portfolio for a different $200,000 portfolio and have no taxable event, unlike the stock market.

                           Number 3, liquidity, there's tens of thousands of coin dealers throughout the country, hundreds of conventions, and dozens of auctions annually. In addition, there are several electronic coin exchanges, the largest being the Certified Coin Exchange, -- by the way we were cofounders of this exchange.

                           All this culminates in the creation of a very liquid market place. In fact, coins are the most liquid collectible. Accordingly, many Europeans and Asians also believe rare coins are the only truly liquid US dollar denominated hard money investment. And this whole aspect of hard money has been very popular in recent years.

                           We have a very loyal following throughout the country and many high-ticket foreign customers as well. The grading standards, the structure and standards for grading in a coin business make it very transparent and also a very reliable collectible. Very few other collectible areas have the equivalent. The closest thing would be the grading of diamonds at the GIA.


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                           Let's talk about a few company highlights. We have a
                           truly remarkable staff with over 250 years' combined experience in coins. In fact, our people have literally handled billions of dollars in transactions in rare coins, precious metals, and other fine collectibles. Superior has handled collections of many notable celebrities, sports figures, and CEOs, as well as some great institutions.

                           Some of our client entertainers and celebrities are Jack Black, Karim Abdul-Jabbar, Wayne Gretzky. We've dealt with a Smithsonian Institute, UCLA, and actually had an auction for the NFL. Let's not forget some of the famous wealthy families like the Hunts that we've also handled.

                           A little bit about my background. As I spoke earlier, coin grading or the certification of coins is one of the big key aspects why coins are liquid. There are two major companies that provide this service, the Professional Coin Grading Service and the Numistmatic Guaranty Corp. The Professional Coin Grading Service is the largest of such and is owned by Collectors Universe (CLCT).

                           Also worth mentioning is that I was one of the cofounders of this particular company -- sold my interest quite a while ago -- and also instrumental in the grading set or the standard by which all coins are graded. Also I was fundamentally involved in the certified coin exchange which is the electronic exchange very much modeled after the NASDAQ.

                           Superior is the largest player exclusively in rare coins and one of the largest players in high-end collectibles. We have over 4,000 clients on our mailing list living in zip codes where their homes are worth $1 million or more and who are within driving distance of our gallery. As a matter of fact, more clients who are multi-millionaires live within driving distance of our Beverly Hills headquarters and showroom than any other dealer out there.

                           And now Southern California has really become the center of the rare coin business. It's taken this leadership position away from New York quite a while ago.

                           Let's talk about the market outlook. There's been a good bull market in rare coin since 1994. Of course with, you know, some blips here and there, and the last three years have been particularly strong.


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                           Uncertainty in the stock market has led a lot of
                           money to move into the coin business and people worldwide want to have the tangible, portable wealth that coins represent. Rare coins also are a great inflation hedge. In fact, in 1980 when we had the double digit inflation, coins went up three- to ten-fold.

                           Many look at coins as sort of an insurance policy against instability. With a falling dollar, coins tend to appreciate. And when there's appreciation in gold - when there's appreciation in gold such as now, coins have become very desirable.

                           In comparing the rare coin market to the Dow in the past 35 years, the coin market has actually performed the Dow nearly 5 to 1. So for the long term, coins have been a stable appreciating asset. This leads me to our growth initiatives.

                           From a solid basis in terms of our company, our staff and market place, here are some of the initiatives that we are taking on at Superior Galleries. As we indicated, there's a huge grass-roots interest in coins. So one of the areas we intend to expand is the retail business. There are better margins than the wholesale business.

                           We have expertise and have performed very nicely in this segment. Our new COO, Michael Wolfe, has significant expertise in this arena. He previously was CEO of an $80 million profitable public company and has managed millions of direct marketing dollars. And has been very successful in the direct marketing business.

                           We intend to go full force in this arena. We are going to expand our wholesale business and the areas that we intend to do this in is we intend to become a supplier to the gift and catalog companies. We already have very positive response from these types of organizations through Michael Wolfe's contacts.

                           We will acquire other small dealers. Since the coin business is fragmented, there's lots of opportunities to acquire small dealerships. We'll also acquire more traders. With additional capital we can fund more trading activities of experts out there. We also intend to open branch offices in key cities like Las Vegas, New York, and Miami.

                           Okay, next. We're going to increase online auctions. We've done some testing in online auctions and coins are a great commodity to sell online. Not only are they transportable but also due to their visual appeal you can show them attractively using Internet images. We feel this is a huge untapped market.


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                           We're already partners with eBay. As a matter of
                           fact, every one of our major auctions is held jointly with eBay. Our plan is to run weekly Internet auctions with eBay and we would be the only company doing this. In terms of the highest - it turns out that coins are the highest sell-through rate on eBay auctions.

                           So we're very confident that this is a large arena to pursue. We're now moving aggressively on to the Internet and planning significant enhancements to our online presence at www.sgbh.com. We'll be the first rare coin auctioneer to work with Amazon and we're negotiating with Overstock.com. Both of these firms have enormous active customer bases.

                           One of the key projects going forward is to launch a purely online Internet auction [un]accompanied by an in-person event. We are planning to hold weekly weeklong Internet-only auctions where participants receive email notification of being outbid.

                           Next, we're continuing to pursue TV shopping. We have launched some testing in the TV shopping arena. We know that two major shopping channels, HomeShoppingNetwork and ShopAtHome, both sell a tremendous volume of coins. ShopAtHome is doing well in excess of $100 million annually by our estimates on TV, just in coins.

                           We're far more competitive on price and far more knowledgeable in coins than these shopping channels. And we believe that we can either produce our own shopping channel or create supplier arrangements in this arena.

                           Next key point in our potential expansion is our financing. Our biggest partner is Stanford Financial Group, who owns 49% of the Company and has over $27 billion in management. We currently have a line of credit of $7.5 million. As a matter of fact, Stanford is recommending rare coins to their client base because of their tangible assets.

                           With this line of credit that we got from Stanford, it fueled a 60% growth in sales in the first six months of our fiscal year over that same period of last year. For the year ending June 30, 2004 compared to 2003, sales were up almost 50% from approximately $20 million to $30 million. And we went from a $3.5 million loss to $500,000.

                           Obviously the key issue here was the financing. We have begun discussions with Stanford to obtain additional infusion of business working capital and we believe that there is a very positive response to this. As our results show, the more capital we have to our command, the greater the sales growth potential.


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                           Our new initiatives in expanded retail, upgrading our
                           online ecommerce capabilities, TV marketing can only enhance our growth potential. So at this point I'd like to take any questions. Operator, please.

Operator:                  At this time, I would like to remind everyone, if you
                           would like to ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                           Your first question comes from Kenneth Cook, a Private Investor.

Kenneth Cook:              Yes, thank you Paul and Silvano. You actually did
                           answer most of the questions that I had on my little sheet here. It was very interesting. But I wanted to again ask, what do you feel will be Superior
                           Galleries' top two or three distribution channels and why?

Silvano DiGenova:          Well, there's no doubt that the wholesale rare coin
                           business and retail rare coin business will be the two largest distribution channels. We have the longest history in those particular areas. Also it depends on how you define distribution channel.

                           I mean, the auction sales are actually our largest portion with $30 million. So those three arenas we find are going to be the largest. Now, of those three I believe that the retail business has the largest potential for overall expansion primarily because it is a direct correlation to marketing dollars. And last year we actually spent a relatively moderate amount of marketing dollars, a few hundred, $200,000 to $300,000 in this arena.

                           We obviously have budgeted - or could budget quite a bit more and we intend to. So we feel that there's a very positive correlation of marketing dollars to retail sales and think that that's the area that's going to expand. And between the Internet and our more traditional direct marketing, catalog marketing, there's a lot of potential in that arena.

Kenneth Cook:              Thank you so much.  That was my only question.

Operator:                  Again, if you would like to ask a question please
                           press star then the number 1 on your telephone keypad.


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         Your next question comes from Ben Ligtenberg with Nobel.

Ben Ligtenberg:            Good afternoon, gentlemen, how are you? Good morning
                           there. Whichever may be the case. Are you there?

Silvano DiGenova:          Yes, thank you Ben.

Ben Ligtenberg:            This industry is not regulated as yet. Correct?

Silvano DiGenova:          Yes, there are no, you know, reporting requirements
                           as far as transactions and so on.

Ben Ligtenberg:            It really called my attention when you said Stanford
                           might be out there recommending it to clients. Is there anything you're hearing that might be in the mix for future regulations. particularly as the industry as a whole continues to grow? As you say you're leaning more and more towards retail. There's obviously a lack of sophistication out there. Not everybody has 10-20 years of investing background.
                           Where do you think the industry is going in terms of retail and having lots of little investors on coins in the future?

Silvano DiGenova:          Well, there's been various periods where, you know,
                           investors have come in the market and obviously that keeps continuing to grow. I don't see any government interference, because the industry has done a remarkable job of self-regulation.

                           Between the grading services, the information exchanges, and the published third-party pricing guides, most people can get a very accurate read of the market and transparency in the market place. You know, the government has stepped in from time to time when there were bad apples and, you know, the Federal Trade Commission, which shut down those types of organizations.

                           And most of the key players belong to the professional Numistmatic Guild, which is a very strict governing body, kind of similar to the NASD. So there's been a fair amount of effort. Now, the gold bullion markets are much, much larger than the coin markets in the hundreds of billions of dollars a year.

                           And the government has not interfered in that market place I believe again because it's been a very liquid, two-way, self-regulated market. And I think that that's going to continue in the coin business. I believe that as people started to put together institutional selling of coins either in mutual funds or some sort of funds like that, these type of enterprises would have to be registered.

                           And, you know, additional regulations will be there. But I think that for the most part I do not see the government stepping into this arena.

Paul Biberkraut:           So- this is Paul Biberkraut speaking. I'd just like
                           to add to Sil's comments. One of the features that we have on the retail side is that when a retail customer purchases a coin, they have an unconditional return policy of seven days. So if they purchase a coin and they receive it and if they for whatever reason do not want to keep it, we will take the coin back as long as we receive it in the same condition.

                           And generally what we are selling to our retail customers are graded, encapsulated coins. So as long as we receive the coin back within the guarantee period, we take it back unconditionally. So there is that element of safety for our retail customers.

                           In addition like other companies that are involved in telemarketing which we - is part of our retail operation, we of course are governed by the various state and federal telemarketing laws, and we abide by all those regulations.

Operator:                  Your next question comes from (Rommel Dionisio) with
                           Roth Capital.

(Rommel Dionisio):         Hi. Good morning. I wonder if you could just talk
                           about online auctions for - how do the margins on those auctions, kind of the corporate average, as lowest price point, do you see somewhat lower price points on those auctions relative to (unintelligible)?

Silvano DiGenova:          Well we've run some tests on online auctions. And
                           actually in our tests we generally average higher margins on the online auctions. And let me cover a couple key reasons why.

                           Preliminarily our online auctions have only been company inventory as opposed to consign inventory. And you mostly have retail buyers as opposed to wholesale buyers. In our major actions you have pretty good mix of both wholesale and retail. But on the online auctions, the intent is mostly to get the retail players involved.

                           My thinking is we're going to try and get between 15% and 20% which is about the same margin as our retail margin is.

                           Now the one advantage in the online auction as opposed to regular selling, in our regular retail selling, generally there's a salesperson involved in which case we have to pay a commission that could be anywhere from 20%, 30%, some cases less and some cases a little bit more of the margin.

                           So in the auction business we do not have that. There are some fees paid to eBay, which is certainly going to lower the margin. But we believe that this is an arena that's actually going to have more favorable margins than the rest of the market.

                           Now as far as price points, the online weekly or monthly auctions are going to have much lower price points. You can't at least right this minute routinely sell very expensive items on the Internet. We do feel however that by mass marketing lesser expensive coins on the Internet we will develop some bigger players. And we know this for a fact because we've done this over the years.

                           We had run lots of items on regular e-Bay. And from that we have been able to pull out key players who have quickly become knowledgeable and moved way `up the food chain,' so to speak.

                           In fact, one of our biggest European clients started off as a small player on eBay, buying 500, 2000 coins and became a player who would by six figure coins and who ended up spending many millions with us.

(Ronald Di Amicio):        Okay great. Thanks very much.

Operator:                  At this time there are no further questions.
                           Gentlemen, I'll turn it back to you for any closing remarks.

Silvano DiGenova: Again, Paul and I would like to thank everyone on behalf of Superior Galleries for taking the time to participate in this conference call. We'll provide an audio replay of the call and a written transcript on our Web site, www.sgbh.com.

                           We hope that you'll spread the word on behalf of - to anyone who might be interested in our business and our company. And we also hope you will join us in the future updates on our growth plans to go forward. Thank you very much for participating.

Operator:                  Thank you. This concludes today's Superior Galleries
                           Quarterly Results and Strategic Overview conference call. You may now disconnect.


                                       END